UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13D (RULE 13D-101)

Information to be Included in Statements Filed Pursuant to Rule 13d-1(a) and Amendments Thereto Filed
Pursuant to Rule 13d-2(a)

(Amendment No. 2)*

Telos Corporation

(Name of Issuer)

12% Cumulative Exchangeable Redeemable Preferred Stock,
Par Value $0.01 Per Share

(Title of Class of Securities)

87969B200

(CUSIP Number of Class of Securities)

Nelson Obus

Wynnefield Partners Small Cap Value, L.P.

450 Seventh Avenue, Suite 509

New York, New York 10123

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

Copy to:

Frank S. Jones, Jr., Esquire
Whiteford, Taylor & Preston L.L.P.
Seven Saint Paul Street

Baltimore, Maryland 21202

(410) 347-8700

November 12, 2020

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a Statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAME OF REPORTING PERSON: Wynnefield Partners Small Cap Value, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 13-3688497
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC (SEE ITEM 3)
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):‚ ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 165,760 shares (See Item 5)
	8.	SHARED VOTING POWER -0- (See Item 5)
	9.	SOLE DISPOSITIVE POWER 165,760 shares (See Item 5)
	10.	SHARED DISPOSITIVE POWER -0- (See Item 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 165,760 (See Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.2% (See Item 5)
14.	TYPE OF REPORTING PERSON PN

1.	NAME OF REPORTING PERSON: Wynnefield Small Cap Value Offshore Fund, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC (SEE ITEM 3)
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 112,549 shares (See Item 5)
	8.	SHARED VOTING POWER -0- (See Item 5)
	9.	SOLE DISPOSITIVE POWER 112,549 shares (See Item 5)
	10.	SHARED DISPOSITIVE POWER -0- (See Item 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 112,549 shares (See Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.5% (See Item 5)
14.	TYPE OF REPORTING PERSON CO

1.	NAME OF REPORTING PERSON: Wynnefield Partners Small Cap Value, L.P. I
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC (SEE ITEM 3)
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 261,456 shares (See Item 5)
	8.	SHARED VOTING POWER -0- (See Item 5)
	9.	SOLE DISPOSITIVE POWER 261,456 shares (See Item 5)
	10.	SHARED DISPOSITIVE POWER -0- (See Item 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 261,456 shares (See Item 5)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.2% (See Item 5)
14.	TYPE OF REPORTING PERSON PN

1.	NAME OF REPORTING PERSON: Nelson Obus
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF (SEE ITEM 3)
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0- shares (See Item 5) (1)
	8.	SHARED VOTING POWER 554,765 (See Item 5) (1)
	9.	SOLE DISPOSITIVE POWER -0- shares (See Item 5)(1)
	10.	SHARED DISPOSITIVE POWER 554,765 (See Item 5) (1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 554,765 shares (See Item 5)(1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.4% (See Item 5)(1)
14.	TYPE OF REPORTING PERSON IN

(1)	Mr. Obus may be deemed to have an indirect beneficial ownership in such shares through his positions as a co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc. Wynnefield Capital Management, LLC holds an indirect beneficial ownership interest in 427,216 shares which are directly owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. holds an indirect beneficial ownership interest in both 112,549 shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. and 15,000 shares which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing Plan. As Mr. Joshua H. Landes is also a co-managing member of Wynnefield Capital Management, LLC and an executive officer of Wynnefield Capital, Inc., Mr. Obus shares voting and dispositive power with Mr. Landes with regard to any shares beneficially owned by Wynnefield Capital Management, LLC and Wynnefield Capital, Inc.

1.	NAME OF REPORTING PERSON: Joshua H. Landes
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF (SEE ITEM 3)
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES OF AMERICA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER -0- shares (See Item 5) (1)
	8.	SHARED VOTING POWER 554,765 (See Item 5) (1)
	9.	SOLE DISPOSITIVE POWER -0- shares (See Item 5)(1)
	10.	SHARED DISPOSITIVE POWER 554,765 (See Item 5) (1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 554,765 shares (See Item 5) (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 17.4% (See Item 5) (1)
14.	TYPE OF REPORTING PERSON IN

(1)	Mr. Landes may be deemed to have an indirect beneficial ownership in such shares through his positions as a managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc. Wynnefield Capital Management, LLC holds an indirect beneficial ownership interest in 427,216 shares which are directly owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. holds an indirect beneficial ownership interest in both 112,549 shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. and 15,000 shares which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing Plan. As Nelson Obus is also a co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc., Mr. Landes shares voting and dispositive power with Mr. Obus with regard to any shares beneficially owned by Wynnefield Capital Management, LLC and Wynnefield Capital, Inc.

1.	NAME OF REPORTING PERSON: Wynnefield Capital Management LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF (SEE ITEM 3)
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION NEW YORK

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 427,216 shares (See Item 5) (1)
	8.	SHARED VOTING POWER -0- (See Item 5)
	9.	SOLE DISPOSITIVE POWER 427,216 shares (See Item 5) (1)
	10.	SHARED DISPOSITIVE POWER -0- (See Item 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 427,216 shares (See Item 5) (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 13.4% (See Item 5) (1)
14.	TYPE OF REPORTING PERSON OO (Limited Liability Company)

(1)	Wynnefield Capital Management, LLC, as the general partner of both Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

1.	NAME OF REPORTING PERSON: Wynnefield Capital, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS AF (SEE ITEM 3)
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 127,549 shares (See Item 5)(1)
	8.	SHARED VOTING POWER -0- (See Item 5)
	9.	SOLE DISPOSITIVE POWER 127,549 shares (See Item 5)(1)
	10.	SHARED DISPOSITIVE POWER -0- (See Item 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 127,549 shares (See Item 5)(1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.9% (See Item 5)(1)
14.	TYPE OF REPORTING PERSON CO

(1)	Wynnefield Capital, Inc. as the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd., holds an indirect beneficial interest in 112,549 shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd. Wynnefield Capital, Inc., as the sole investment manager of the Wynnefield Capital, Inc. Profit Sharing Plan, also holds an indirect beneficial interest in 15,000 shares which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing Plan.

1.	NAME OF REPORTING PERSON: Wynnefield Capital, Inc. Profit Sharing Plan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS N/A
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e): ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 15,000 shares (See Item 5)(1)
	8.	SHARED VOTING POWER -0- (See Item 5)
	9.	SOLE DISPOSITIVE POWER 15,000 shares (See Item 5)(1)
	10.	SHARED DISPOSITIVE POWER -0- (See Item 5)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,000 shares (See Item 5)(1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (See Item 5)(1)
14.	TYPE OF REPORTING PERSON EP

1.	NAME OF REPORTING PERSON: Minerva Advisors LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 153,343 This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.
	8.	SHARED VOTING POWER 122,608
	9.	SOLE DISPOSITIVE POWER 153,343 This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.
	10.	SHARED DISPOSITIVE POWER 122,608

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 275,951
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.7%
14.	TYPE OF REPORTING PERSON IA

1.	NAME OF REPORTING PERSON: Minerva Group, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.

SOLE VOTING POWER

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	8.	SHARED VOTING POWER 0
	9.

SOLE DISPOSITIVE POWER

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	10.	SHARED DISPOSITIVE POWER 0

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 7,433 shares of the Issuer owned individually and is also deemed a beneficial owner of the 122,608 shares of the Issuer beneficially owned by Minerva Advisors LLC.

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%

This reporting person is deemed a beneficial owner of the 4.8% of the shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 0.2% of the shares of the Issuer owned individually and is also deemed a beneficial owner of the 8.7% of the shares of the Issuer beneficially owned by Minerva Advisors LLC.

14.	TYPE OF REPORTING PERSON PN

1.	NAME OF REPORTING PERSON: Minerva GP, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.

SOLE VOTING POWER

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	8.	SHARED VOTING POWER 0
	9.

SOLE DISPOSITIVE POWER

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	10.	SHARED DISPOSITIVE POWER 0

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 7,433 shares of the Issuer owned individually and is also deemed a beneficial owner of the 122,608 shares of the Issuer beneficially owned by Minerva Advisors LLC.

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%

This reporting person is deemed a beneficial owner of the 4.8% of the shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 0.2% of the shares of the Issuer owned individually and is also deemed a beneficial owner of the 8.7% of the shares of the Issuer beneficially owned by Minerva Advisors LLC.

14.	TYPE OF REPORTING PERSON PN

1.	NAME OF REPORTING PERSON: Minerva GP, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.

SOLE VOTING POWER

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	8.	SHARED VOTING POWER 0
	9.

SOLE DISPOSITIVE POWER

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	10.	SHARED DISPOSITIVE POWER 0

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

153,343

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 7,433 shares of the Issuer owned individually and is also deemed a beneficial owner of the 122,608 shares of the Issuer beneficially owned by Minerva Advisors LLC.

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.8%

This reporting person is deemed a beneficial owner of the 4.8% of the shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 0.2% of the shares of the Issuer owned individually and is also deemed a beneficial owner of the 8.7% of the shares of the Issuer beneficially owned by Minerva Advisors LLC.

14.	TYPE OF REPORTING PERSON CO

1.	NAME OF REPORTING PERSON: David P. Cohen
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.

SOLE VOTING POWER

160,776

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	8.	SHARED VOTING POWER 122,608 David P. Cohen is deemed a beneficial owner of the 122,608 shares of the Issuer beneficially owned by Minerva Advisors LLC.
	9.

SOLE DISPOSITIVE POWER

160,776

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is also the beneficial owner of 7,433 shares of the Issuer owned individually.

	10.	SHARED DISPOSITIVE POWER 122,608 David P. Cohen is deemed a beneficial owner of the 122,608 shares of the Issuer beneficially owned by Minerva Advisors LLC.

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

283,384

This reporting person is deemed a beneficial owner of the 153,343 shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 7,433 shares of the Issuer owned individually and is also deemed a beneficial owner of the 122,608 shares of the Issuer beneficially owned by Minerva Advisors LLC.

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.9%

This reporting person is deemed a beneficial owner of the 4.8% of the shares of the Issuer held by Minerva Group, LP.  David P. Cohen is the beneficial owner of 0.2% of the shares of the Issuer owned individually and is also deemed a beneficial owner of the 8.8% of the shares of the Issuer beneficially owned by Minerva Advisors LLC.

14.	TYPE OF REPORTING PERSON IN

1.	NAME OF REPORTING PERSON: Victor Morgenstern Grantor Remainder Annuity Trust 2020 #2
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 67,000
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 67,000
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14.	TYPE OF REPORTING PERSON OO

(1) Includes 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. The Victor Morgenstern Grantor Remainder Annuity Trust 2020 #2 (“Victor Morgenstern GRAT”) disclaims beneficial ownership of the Shares owned by the other Morgenstern Reporting Persons.

1.	NAME OF REPORTING PERSON: Judd Morgenstern Revocable Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 40,000
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 40,000

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14.	TYPE OF REPORTING PERSON OO

(1) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. The Judd Morgenstern Revocable Trust disclaims beneficial ownership of the Shares owned by the other Morgenstern Reporting Persons.

1.	NAME OF REPORTING PERSON: Jennifer Morgenstern Irrevocable Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 20,000
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 20,000

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14.	TYPE OF REPORTING PERSON OO

(1) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. The Jennifer Morgenstern Revocable Trust disclaims beneficial ownership of the Shares owned by the other Morgenstern Reporting Persons.

1.	NAME OF REPORTING PERSON: Judd Morgenstern Irrevocable Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 20,000
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 20,000

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14.	TYPE OF REPORTING PERSON OO

(1) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust, 40,000 Shares owned by the Judd Morgenstern Revocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. The Judd Morgenstern Irrevocable Trust disclaims beneficial ownership of the Shares owned by the other Morgenstern Reporting Persons.

1.	NAME OF REPORTING PERSON: Robyn Morgenstern Irrevocable Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 20,000
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 20,000

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7
14.	TYPE OF REPORTING PERSON OO

(1) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. The Robyn Morgenstern Revocable Trust disclaims beneficial ownership of the Shares owned by the other Morgenstern Reporting Persons.

1.	NAME OF REPORTING PERSON: Victor A. Morgenstern Grandchildren Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 13,100
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 13,100

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100 (1)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7
14.	TYPE OF REPORTING PERSON OO

(1)	Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust and 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust. The Victor A. Morgenstern Grandchildren Trust disclaims beneficial ownership of the Shares owned by the other Morgenstern Reporting Persons.

1.	NAME OF REPORTING PERSON: Victor Morgenstern
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 67,000(1)
	8.	SHARED VOTING POWER 53,100 (1)
	9.	SOLE DISPOSITIVE POWER 67,000(1)
	10.	SHARED DISPOSITIVE POWER 53,100 (1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(2)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%
14.	TYPE OF REPORTING PERSON IN

(1) Victor Morgenstern has sole voting and dispositive power with respect to the Shares owned by the Victor A. Morgenstern GRAT. Victor Morgenstern holds trading authority over 40,000 Shares held by the Judd Morgenstern Revocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust.

(2) Includes 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust, and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. Victor Morgenstern disclaims beneficial ownership of all Shares owned by the Victor Morgenstern GRAT and the Judd Morgenstern Revocable Trust, except to the extent of his pecuniary interests therein.

1.	NAME OF REPORTING PERSON: Faye Morgenstern
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 13,100(1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 13,100(1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(2)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%(2)
14.	TYPE OF REPORTING PERSON IN

(1) Faye Morgenstern shares voting and dispositive power with respect to the Shares owned by the Victor A. Morgenstern Grandchildren Trust.

(2) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust and 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust. Faye Morgenstern disclaims beneficial ownership of the Shares owned by the Victor A. Morgenstern Grandchildren Trust, except to the extent of her pecuniary interest therein.

1.	NAME OF REPORTING PERSON: Judd Morgenstern
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 40,000(1)
	8.	SHARED VOTING POWER 40,000(1)
	9.	SOLE DISPOSITIVE POWER 0(1)
	10.	SHARED DISPOSITIVE POWER 80,000(1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(2)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%(2)
14.	TYPE OF REPORTING PERSON IN

(1) Judd Morgenstern has sole voting and shared dispositive power with respect to 40,000 Shares owned by the Judd Morgenstern Revocable Trust and shares voting and dispositive power with respect to 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust and 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust.

(2) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. Judd Morgenstern disclaims beneficial ownership of the Shares owned by the Judd Morgenstern Revocable Trust, the Robyn Morgenstern Irrevocable Trust and the Judd Morgenstern Irrevocable Trust, except to the extent of his pecuniary interests therein.

1.	NAME OF REPORTING PERSON: Jennifer Morgenstern
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 40,000(1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 40,000(1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(2)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%(2)
14.	TYPE OF REPORTING PERSON IN

(1) Jennifer Morgenstern shares voting and dispositive power with respect to 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust and 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust.

(2) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. Jennifer Morgenstern disclaims beneficial ownership of the Shares owned by the Jennifer Morgenstern Irrevocable Trust and the Judd Morgenstern Irrevocable Trust, except to the extent of her pecuniary interests therein.

1.	NAME OF REPORTING PERSON: Robyn Morgenstern
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 40,000(1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 40,000(1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(2)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%(2)
14.	TYPE OF REPORTING PERSON IN

(1) Robyn Morgenstern shares voting and dispositive power with respect to 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust and 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust.

(2) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. Robyn Morgenstern disclaims beneficial ownership of the Shares owned by the Robyn Morgenstern Irrevocable Trust and the Jennifer Morgenstern Irrevocable Trust, except to the extent of her pecuniary interests therein.

1.	NAME OF REPORTING PERSON: Antonio Gracias
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 13,100(1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 13,100(1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(2)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%(2)
14.	TYPE OF REPORTING PERSON IN

(1) Solely by virtue of his service as a co-trustee, Antonio Gracias shares voting and dispositive power with respect to the 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust.

(2) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. Antonio Gracias disclaims beneficial ownership of all Shares owned by the Victor A. Morgenstern Grandchildren Trust, except to the extent of his pecuniary interest therein.

1.	NAME OF REPORTING PERSON: Gary I. Levenstein
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐ Reporting Person is affiliated with other persons
3.	SEC USE ONLY
4.	SOURCE OF FUNDS WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 60,000(1)
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 60,000(1)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 180,100(2)
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.7%(2)
14.	TYPE OF REPORTING PERSON IN

(1) Solely by virtue of his service as a co-trustee, Gary Levenstein shares voting and dispositive power with respect to 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, and 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust.

(2) Includes 67,000 Shares owned by the Victor Morgenstern GRAT, 40,000 Shares owned by the Judd Morgenstern Revocable Trust, 20,000 Shares owned by the Judd Morgenstern Irrevocable Trust, 20,000 Shares owned by the Jennifer Morgenstern Irrevocable Trust, 20,000 Shares owned by the Robyn Morgenstern Irrevocable Trust and 13,100 Shares owned by the Victor A. Morgenstern Grandchildren Trust. Gary Levenstein disclaims beneficial ownership of all Shares owned by the Judd Morgenstern Irrevocable Trust, the Robyn Morgenstern Irrevocable Trust and the Jennifer Morgenstern Irrevocable Trust, except to the extent of his pecuniary interest therein.

Explanatory Note

This Amendment No. 2 (this “Amendment”) amends and supplements the Statement of Beneficial Ownership on Schedule 13D, originally filed with the Securities and Exchange Commission on October 6, 2020 (the “Original Schedule 13D”), as previously amended by Amendment No. 1 thereto filed on October 26, 2020 (“Amendment No. 1” and, together with the Original Schedule 13D and this Amendment No. 2, collectively the “Schedule 13D”) regarding shares of 12% Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Shares”, “Preferred Stock” or “ERPS”), of Telos Corporation, a Maryland corporation (the “Issuer” or “Telos”).

As disclosed in the Original Schedule 13D, on October 6, 2020 the individual members of the ERPS Group executed a Voting and Support Agreement (the “Voting Agreement”) pursuant to which each member, among other things, independently agreed to vote their Preferred Stock in favor of a proposed amendment (the “Charter Amendment”) to the Articles of Incorporation of the Issuer, as amended and restated to date, in order to facilitate the automatic conversion of, and payment for, all shares of Preferred Stock in connection with a proposed underwritten initial public offering of the Issuer’s Common Stock (the “IPO”). Under the Voting Agreement, all obligations of the parties thereunder automatically terminate upon, among other things, the acceptance for record of the Charter Amendment by the Department of Assessments and Taxation for the State of Maryland. On November 12, 2020, the Department of Assessments and Taxation for the State of Maryland accepted for record the Charter Amendment.

Consequently, the sole purposes of this Amendment are to disclose that: (i) all obligations of all parties under the Voting Agreement have terminated in accordance with the terms thereof and (ii) to the extent that ERPS Group signatories to the Voting Agreement may have been deemed to have formed a group under Rule 13d-5(b) under Section 13(d)(3) of the Securities Exchange Act of 1934, such group status has terminated.

All defined terms refer to terms defined herein or defined in the instructions to Schedule 13D. All Preferred Stock share ownership information is provided as of the November 12, 2020 reporting event. All other information contained in this Amendment is as of the date hereof, unless otherwise expressly provided herein. Each Reporting Person on whose behalf this Schedule 13D filing is made is individually eligible to use Schedule 13D.

This Amendment amends Item 6 as set forth below.

ITEM 1.	SECURITY AND ISSUER

No change or amendment.

Item 2.	IDENTITY AND BACKGROUND

No change or amendment.

Item 3.	Source and Amount of Funds or Other Consideration.

No change or amendment.

ITEM 4.	PURPOSE OF TRANSACTION.

No change or amendment.

ITEM 5.	INTERESTS IN SECURITIES OF THE ISSUER.

No change or amendment.

Item 6.	Contracts, Arrangements, Undertakings or Relationships with Respect to Securities of Issuer

As noted in the Explanatory Note above, this Amendment is being filed to provide notice of the termination in full of all obligations under the Voting Agreement.

ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

No change or amendment.

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Amendment Number Two to Schedule 13D is true, complete and correct.

Dated: November 20, 2020.

WYNNEFIELD REPORTING PERSONS:

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

By:	Wynnefield Capital, Inc.,
its Investment Manager

By:	/s/ Nelson Obus
Nelson Obus, President

WYNNEFIELD CAPITAL MANAGEMENT, LLC

By:	/s/ Nelson Obus
Nelson Obus, Co-Managing Member

WYNNEFIELD CAPITAL INC. PROFIT SHARING PLAN, INC.

By:	/s/ Nelson Obus
Nelson Obus, Authorized Signatory

WYNNEFIELD CAPITAL, INC.

By:	/s/ Nelson Obus
Nelson Obus, President

/s/ Nelson Obus
Nelson Obus, Individually

/s/ Joshua H. Landes
Joshua H. Landes, Individually

MINERVA REPORTING PERSONS:

MINERVA ADVISORS LLC

Date: November 20, 2020

By:	David P. Cohen, President

By:	/s/ David P. Cohen
Name:	David P. Cohen
Title:	President

MINERVA GROUP, LP

Date: November 20, 2020

By:	MINERVA GP, LP, its General Partner

By:	MINERVA GP, INC., its General Partner

By:	David P. Cohen, President

By:	/s/ David P. Cohen
Name:	David P. Cohen
Title:	President

MINERVA GP, LP

Date: November 20, 2020

By:	MINERVA GP, INC., its General Partner

By:	David P. Cohen, President

By:	/s/ David P. Cohen
Name:	David P. Cohen
Title:	President

MINERVA GP, INC.

Date: November 20, 2020

By:	David P. Cohen, President

By:	/s/ David P. Cohen
Name:	David P. Cohen
Title:	President

DAVID P. COHEN

Date: November 20, 2020

By:	/s/ David P. Cohen
Name:	David P. Cohen
Title:	President

MORGENSTERN REPORTING PERSONS:

Faye Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Judd Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Victor Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Antonio Gracias

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Gary Levenstein

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Jennifer Morgenstern Irrevocable Trust

Jennifer Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

* Signed under authority contained in a Power of Attorney dated October 8, 2020 previously filed as Exhibit 3 filed as Exhibit 3 to Amendment No. 1. The address of the Attorney-in-Fact is c/o Nixon Peabody LLP, 70 West Madison Street, Chicago, IL 60602.

Robyn Morgenstern Irrevocable Trust

Robyn Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Judd Morgenstern Irrevocable Trust

Judd Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

The Victor Morgenstern Grantor Remainder Annuity Trust 2020 #2

Victor Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

The Victor A. Morgenstern Grandchildren Trust

Faye Morgenstern, Trustee

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Antonio Gracias, Trustee

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

* Signed under authority contained in a Power of Attorney dated October 8, 2020 previously filed as Exhibit 3 to Amendment No. 1. The address of the Attorney-in-Fact is c/o Nixon Peabody LLP, 70 West Madison Street, Chicago, IL 60602.

JUDD MORGENSTERN REVOCABLE TRUST

Judd Morgenstern, Trustee

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Jennifer Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

Robyn Morgenstern

/s/ David R. Brown
Name: David R. Brown Title: Attorney-In-Fact*
Date: November 20, 2020

* Signed under authority contained in a Power of Attorney dated October 8, 2020 previously filed as Exhibit 3 to Amendment No. 1. The address of the Attorney-in-Fact is c/o Nixon Peabody LLP, 70 West Madison Street, Chicago, IL 60602.